Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eventbrite, Inc., of our report dated February 27, 2024, relating to the consolidated financial statements as of and for the year ended December 31, 2023 of Eventbrite, Inc. (the “Company”) and the effectiveness of internal control over financial reporting as of December 31, 2023 of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP
San Francisco, California
February 27, 2024